Exhibit 5.1
[FOWLER WHITE BOGGS P.A. LETTERHEAD]

December 10, 2010

Health Discovery Corporation
2 East Bryan Street, Suite 502
Savannah, GA 31401

Re:           Registration Statement on Form S-1

Gentlemen:

We have acted as counsel for Health Discovery Corporation (the “Corporation ) in connection with the Registration Statement on Form S-1  (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to 16,263,888 shares of the common stock, no par value per share, of the Corporation (the “Shares”) and 17,875,000 shares to be issued upon the exercise of warrants (the “Warrant Shares”). As counsel for the Corporation, we have examined the Registration Statement and the relevant corporate documents incident to the giving of this opinion.

Based upon the foregoing, and in reliance upon information from time to time furnished to us by the Corporation’s officers, directors and agents, we are of the opinion that the Shares are fully paid and nonassessable. and that the Warrant Shares, when issued and delivered in accordance with the terms of the warrants and upon payment of the exercise price thereof, will be legally issued fully paid and non-assessable. We understand that this opinion letter is to be used in connection with the Registration Statement, and hereby consent to the filing of this opinion letter with and as an exhibit to the Registration Statement, and to the reference to our firm in the Registration Statement, or in any prospectus delivered thereunder, as experts with respect to legal matters.

                                                                               Very truly yours,

                                                                               /s/ Fowler White Boggs P.A.

                                                                                FOWLER WHITE BOGGS P.A.